Exhibit 5




                                   August 29, 1996



CUC International Inc.
707 Summer Street
Stamford, Conn.  06901

     Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

          I have examined the Registration Statement on Form S-3 (the "Registration Statement") to be filed by CUC International Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933, as amended, of approximately 120,000 shares of common stock, par value $.01 per share, of the Company (the "Common Stock"). The Registration Statement is being filed in connection with a proposed secondary offering and sale of the Company's Common Stock, which is being effected pursuant to the provisions of Section 1.10 of the Merger Agreement dated as of August 7, 1996 (the "Merger Agreement"), by and among CUC, BSU Acquisition Corporation, a wholly-owned subsidiary of the Company, Book Stacks Unlimited, Inc. and Charles Stack.

          In connection with the foregoing, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Registration Statement and the Merger Agreement and of such corporate records, certificates of public officials and other documents as I have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as original documents, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.

          As to any facts material to this opinion which I did not independently establish or verify, I have relied upon statements and representations of the Company and its officers and agents (including (x) representations made to me by the Company's Secretary as to certain corporate action taken by the Board of Directors of the Company in relation to the issuance of shares of Common Stock pursuant to the Merger Agreement and (y) statements included in the various public filings made by the Company with the Commission prior to the date hereof) and on certain certificates of public officials (including those of the Delaware Secretary of State).

          Based upon and subject to the foregoing, I am of the opinion that the shares of the Company's Common Stock being registered pursuant to the Registration Statement, when issued pursuant to the provisions of the Merger Agreement, will be legally issued and fully paid and non-assessable.

          I hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement and to the use of my name wherever appearing in such Registration Statement, including any amendment thereto.


                                   Very truly yours,

                                   /s/ Peter G. McGonagle

                                   Peter G. McGonagle
                                   Vice President